Exhibit 99.1

For Immediate Release

Contact:	Greg Hudgison External Communications Manager (706) 644-0528

Synovus Chairman and CEO Anthony to Take Medical Leave of Absence

President and COO Stelling Named Acting CEO

Columbus, GA, June 21, 2010 — Synovus Financial Corp. (NYSE: SNV) announced today that Richard E. Anthony, Chief Executive Officer and Chairman of the Board, will take a medical leave of absence from his roles, effective immediately. The Board of Directors has named Kessel D. Stelling, Jr., current President and COO, as acting CEO. In addition, the Board has appointed James D. Yancey, Chairman of the Board of Columbus Bank and Trust Company, a division of Synovus Bank, and former Chairman and current member of the Board of Synovus, as acting Chairman of the Board.

“We share in the concern for Richard’s health and wish him a rapid recovery,” said V. Nathanial Hansford, lead director for Synovus. “In his absence, we are very fortunate to have a strong leader in Kessel Stelling to continue his oversight of the day-to-day operations of the company while also driving the vision and strategy for the future. In addition, Jimmy Yancey’s years of experience in banking and at Synovus provide further stability during this time.”

In commenting on the announcement, Kessel Stelling added, “The thoughts and prayers of the entire Synovus family are with Richard, and I will work tirelessly to fulfill his duties while he is getting the treatment he needs. Richard’s leadership will be missed during his absence, but we will make sure that our vision for the company is carried out.”

Anthony began to experience symptoms of his illness several weeks ago, and within the last few days has been diagnosed with a blood vessel disorder called Wegener’s Syndrome, a form of vasculitis which will require intensive treatment. He is currently undergoing treatment at the University of Alabama Medical Center in Birmingham. During his illness, Anthony has been in regular contact with Synovus’ leadership team and has continued to fulfill his decision-making role in the company. Upon receiving his diagnosis, Anthony immediately notified the Board of Directors to determine the best course of action for transferring his duties while he is being treated.

“Building a foundation of unprecedented strength for the Synovus future has been my top priority since this economic crisis became apparent over three years ago,” said Anthony. “Now, however, it’s important that I focus

Post Office Box 120 / Columbus, GA 31902

www.synovus.com

my energy on my health to ensure my recovery is swift. I will remain in regular contact during my treatment, which has already begun, and look forward to resuming my duties.”

About Kessel D. Stelling, Jr.

Kessel Stelling is the President and Chief Operating Officer of Synovus, positions he has held since February 2010 and will continue to hold. From June 2008 until February 2010, Mr. Stelling served as the Regional Chief Executive Officer of Synovus’ Atlanta area market. He previously served as President and Chief Executive Officer of Bank of North Georgia (BNG), a division of Synovus Bank, having been appointed to that position in December 2006. Mr. Stelling founded Riverside Bancshares, Inc. and Riverside Bank in 1996 and served as its Chairman of the Board and Chief Executive Officer until 2006 when Riverside Bancshares, Inc. merged with and into Synovus and Riverside Bank merged with and into BNG. Prior to that time, Mr. Stelling worked in various management capacities in banking in the Atlanta region, having begun his career in the industry in 1974. He serves on the University System of Georgia Board of Regents, where he is Chairman of the Committee on Internal Audit, Risk and Compliance for a system of 35 universities and colleges. He also serves as a trustee or director for several civic and non-profit organizations including Kennesaw State University; Well Star Health Systems, where he is chairman of the compensation committee; and the Metro Atlanta Chamber of Commerce. Mr. Stelling holds a bachelor’s degree from the University of Georgia and is a graduate of Louisiana State University School of Banking of the South. Mr. Stelling was named one of the “100 Most Influential Georgians” by Georgia Trend magazine in both 2009 and 2010.

About James D. Yancey

Jimmy Yancey is the Chairman of the Board of Columbus Bank and Trust Company (CB&T) and former Chairman of the Board of Synovus. He retired as an executive employee of Synovus in December 2004 and served as a non-executive Chairman of the Board until July 2005. Mr. Yancey was first elected as an executive Chairman of the Board of Synovus in October 2003. Prior to 2003 and for 45 years, Mr. Yancey served in various capacities with Synovus and CB&T, including Vice Chairman of the Board and President of both Synovus and CB&T. He has in-depth knowledge of and experience as a lender, and, as a result, was asked to chair the Real Estate Committee for the board. He has provided expert guidance to the Synovus board on managing credit issues, especially during the financial crisis. He serves as a director of Total System Services, Inc., or TSYS, and is on the boards of several civic and charitable organizations. Mr. Yancey has an associate’s degree from Columbus State University, and was also awarded the first honorary doctorate degree in CSU history. He is a graduate of the School of Banking of the South at Louisiana State University and the Stonier School of Banking at Rutgers University.

About Synovus Financial Corp.

Synovus Financial Corp. is a financial services company with more than $32 billion in assets based in Columbus, Georgia. Synovus Financial Corp. provides commercial and retail banking, investment, mortgage and insurance services to customers in Georgia, Alabama, South Carolina, Florida and Tennessee. See Synovus Financial Corp. on the web at www.synovus.com.

###

Post Office Box 120 / Columbus, GA 31902

www.synovus.com